UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2015

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Premier Exhibitions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Florida	000-24452	20-1424922
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia		30326
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code    (404) 842-2600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 4, 2015, Premier Exhibitions, Inc. (the “Company”) received a letter (the “Notice”) from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) relating to the Company’s merger transaction with Dinoking Tech Inc. (the “Merger”).   The Notice informed the Company of Nasdaq’s determination that the Merger was a “Change of Control” pursuant to Nasdaq Listing Rule 5110(a), and that the post-transaction entity was required to submit a listing application satisfying Nasdaq’s initial listing criteria.  The Notice indicated that: (i) Nasdaq was unable to complete its review of the Company’s listing application due to incomplete responses by the Company to certain Nasdaq comments; (ii) the Company did not comply with the minimum $4 requirement for an initial listing, as stated in Nasdaq Listing Rule 5505(a); and (iii) accordingly, that Nasdaq intended to delist the Company.

The Company is permitted, and intends to, appeal the Nasdaq determination to a Hearings Panel.  The Company must notify Nasdaq of its intent to appeal the determination no later than November 11, 2015.  There can be no assurance that the Company’s appeal, even if timely made, will be successful or that the Company will be able to formulate or implement a plan satisfactory to the Hearings Panel that allows it to regain compliance and maintain the listing of its common stock on Nasdaq.

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2015, Mark Sellers resigned from the Board of Directors of the Company, effective as of that date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.

By:	/s/ Michael J. Little
Michael J. Little
Chief Financial Officer and Chief Operating Officer

Date: November 10, 2015